UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 20, 2009

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 20, 2009, SBA Senior Finance, Inc. (“SBASF”), a wholly-owned subsidiary of SBA Communications Corporation (“SBA”), agreed to enter into an Amendment and Restatement (the “Restated Credit Agreement”) of the Credit Agreement (the “Credit Agreement”), dated as of January 18, 2008, among SBASF, the several banks and other financial institutions or entities from time to time parties thereto, Wachovia Bank, National Association and Lehman Commercial Paper, Inc., as Co-Syndication Agents, Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, and Toronto Dominion (Texas) LLC, as administrative agent, as amended. SBASF expects that signature pages will be released from escrow and the Restated Credit Agreement will become effective shortly upon satisfaction of closing conditions set forth therein. Prior to such time, the original terms of the Credit Agreement, as amended, will remain in effect.

The Restated Credit Agreement mirrors the material terms of the Credit Agreement, except that the Restated Credit Agreement:

•	clarifies that the senior secured revolving credit facility (the “Senior Credit Facility”) will terminate on January 18, 2011;

•	confirms that upon the release of any of the borrowers under the mortgage loan underlying the CMBS Certificates, the released entities will become guarantors under the credit facility;

•	eliminates the ability of SBASF and its subsidiaries to enter into additional securitization arrangements;

•

amends the definition of Excluded Subsidiaries such that only subsidiaries of SBASF, rather than of SBA (other than SBA Telecommunications, Inc. (“Telecommunications”)), are required to guarantee SBASF’s obligations under the credit facility;

•

modifies the provision relating to the limitation of asset sales and when the net proceeds of asset sales are required to be used to permanently reduce the credit facility commitments and repay outstanding revolving loans;

•	amends the definition of Consolidated Adjusted EBITDA to reflect recent changes in GAAP;

•	reduces the maximum financial ratio of Consolidated Total Debt to Annualized Adjusted EBITDA that SBASF must maintain to 5.0 times; and

•	expands the approved use of proceeds for borrowings under the credit facility to general corporate purposes, including distributions to Telecommunications.

Item 2.02	Results of Operations and Financial Condition.

On July 20, 2009, SBA issued a press release reaffirming its guidance for selected anticipated results for the quarter ended June 30, 2009. A copy of the press release is furnished as Exhibit 99.1.

Item 7.01	Regulation FD Disclosure.

On July 20, 2009, SBA released the following operational information regarding its second quarter of 2009.

•

During the second quarter of 2009, SBA repurchased, for cash, $10.4 million principal amount of the 2005 CMBS Certificates, $10.8 million principal amount of 2006 CMBS Certificates and $51.5 million of the 0.375% Convertible Senior Notes due 2010 for aggregate consideration of $71.0 million. During the second quarter of 2009, SBA also repaid $234.7 million of principal outstanding under the Senior Credit Facility and $1.5 million of principal outstanding under the Optasite Credit Facility. As a result of such repurchases and repayments, as of June 30, 2009, SBA had (1) $381.3 million principal amount outstanding of the 2005 CMBS Certificates, (2) $1,079.5 million principal amount outstanding of the 2006 CMBS Certificates, (3) $4.4 million principal amount outstanding under the Senior Credit Facility and (4) $146.0 million principal amount outstanding under the Optasite Credit Facility. In addition, as of June 30, 2009, SBA had $34.4 million principal amount outstanding of the 0.375% Notes, $550.0 million principal amount outstanding of the 1.875% Notes and $500.0 million principal amount outstanding of the 4.0% Notes.

•	During the second quarter of 2009, SBA acquired 95 towers, resulting in SBA owning 8,004 towers as of June 30, 2009.

•

SBA announces its estimates of selected retrospective adjustments that will be required to the results of operations for the years ended December 31, 2007 and December 31, 2008 as a result of SBA’s adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). Specifically, non-cash interest expense is expected to increase by $14.0 million and $34.0 million and amortization of deferred financing fees is expected to decrease by $0.4 million and $0.9 million for the years ended December 31, 2007 and December 31, 2008, respectively. In addition, the gain from write-off of deferred financing fees and extinguishment of debt is expected to increase by $12.6 million for the year ended December 31, 2008 as a result of the retrospective application of FSP APB 14-1.

The information set forth under Item 2.02 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

As described in Item 2.02 of this Current Report, the following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press release issued by SBA Communications Corporation on July 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: July 20, 2009